UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDING FORM 8-A DATED JANUARY 10, 2003

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NTL Incorporated

(Exact name of registrant as specified in its charter)

Delaware	52-1822078

(State of incorporation or organization)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863 New York, New York	10022

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Stockholder Rights accompanying each share of common stock

(Title of Class)

     This Form 8-A/A amends and supplements the Form 8-A filed by NTL Incorporated, a Delaware corporation, dated January 10, 2003, the Form 8-A/A filed by NTL Incorporated dated September 26, 2003, and the Form 8-A/A filed by NTL Incorporated dated March 16, 2004.

Item 1. Description of Registrant’s Securities to be Registered.

      The description which follows is subject to and qualified in its entirety by reference to the full terms of the Amendment to Rights Agreement which is filed as an Exhibit to this Form 8-A/A, the full terms of the Amendment to Rights Agreement which was filed as an Exhibit to the Form 8-A/A filed by NTL Incorporated dated September 26, 2003, the full terms of the Amendment to Rights Agreement which was filed as an Exhibit to the Form 8-A/A filed by NTL Incorporated dated March 16, 2004, and the full terms of the Rights Agreement which was filed as an Exhibit to the Form 8-A filed by NTL Incorporated (as so amended, the “Rights Agreement”), all of which are incorporated by reference in this Item.

      In this registration statement on Form 8-A/A, “we”, “us”, “our” or “the Company” refer to NTL Incorporated.

      Item 1 of the Form 8-A is hereby amended and supplemented by adding the following at the end of such item:

     In connection with the expected execution of the Amended and Restated Agreement and Plan of Merger, dated December 14, 2005 (the “Merger Agreement”) by and among the Company, Telewest Global, Inc., a Delaware corporation (“Telewest”), Neptune Bridge Borrower LLC, a Delaware limited liability company and a wholly owned subsidiary of Telewest (“Merger Sub”), and, for certain limited purposes, Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, the Company and Continental Stock Transfer & Trust Company, a New York corporation, entered into the Amendment to Rights Agreement dated as of December 14, 2005 (the “Amendment”). The Amendment provides that Telewest, Merger Sub, and their Affiliates are exempt from the definition of “Acquiring Person” and “Adverse Person” contained in the Rights Agreement and that no “Stock Acquisition Date” or “Distribution Date” (as defined in the Rights Agreement) will occur as a result of the approval, execution, delivery or performance of the Merger Agreement, the consummation of the merger as contemplated by the Merger Agreement, the consummation of any other transactions contemplated in the Merger Agreement, or the public announcement of any of the foregoing. The Amendment also provides that the Rights Agreement will terminate upon the earlier of (x) the close of business on January 10, 2013, or (y) immediately prior to the Effective Time (as defined in the Merger Agreement).

Item 2. Exhibits

      Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:

1.	Amendment to Rights Agreement dated as of December 14, 2005, between NTL Incorporated and Continental Stock Transfer & Trust Company.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NTL INCORPORATED

	By:	/s/ Bryan H. Hall

Date: December 15, 2005		Name:	Bryan H. Hall
		Title:	Secretary